Exhibit 23.4

CONSENT

I hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Alon Holdings Blue Square-Israel Ltd. (the "Company”) (File No. 333-177138) of the summary of my appraisal of the Company's investment property under the captions “Summary of Significant Accounting Policies” (note 2f) and “Investment Property” (note 8) in the consolidated financial statements of Alon Holdings Blue Square-Israel Ltd. contained in the Annual Report on Form 20-F of Alon Holdings Blue Square-Israel Ltd. for the year ended December 31, 2011.

/s/ Oded Haushner	Tel Aviv, Israel
O. Haushner Civil Eng. and	May 30, 2012
Real Estate Appraisal Ltd.